Exhibit 99.1

Krystal Biotech Announces Settlement with PeriphaGen, Inc.

PITTSBURGH, March 15, 2022 – Krystal Biotech, Inc., (“Krystal”) (NASDAQ: KRYS), the leader in redosable gene therapies for rare diseases, today announced it has reached a binding term sheet with PeriphaGen, Inc. (“PeriphaGen”) to resolve all claims in the trade secret litigation filed by PeriphaGen on May 20, 2020.

Under the conditions of the term sheet, which are legally binding, Krystal will receive all of PeriphaGen’s biological materials and skin assets and will pay PeriphaGen $25 million within 10 days of the completion of a Final Settlement Agreement. The parties are expected to enter into a final settlement agreement within 45 days of March 12, 2022. Upon approval of Krystal’s first product by the U.S. Food and Drug Administration (FDA), Krystal will pay an additional $12.5 million, followed by three additional $12.5 million dollar milestone payments upon reaching $100 million in total cumulative sales, $200 million in total cumulative sales and $300 million in total cumulative sales reported by Krystal in its annual 10K filing.

The settlement contains no admission of liability or wrongdoing and includes a full release of the claims made against Krystal Biotech, Inc., Krish Krishnan, Suma Krishnan, PeriphaGen, Inc., James Wechuck and David Krisky. Each party will bear their own costs and fees. The case is expected to be formally dismissed within a month.

“We are pleased with the outcome and with this distraction behind us, we look forward to continued operational progress with our proprietary redosable gene therapy platform and associated technologies,” said Krish S. Krishnan, Chairman & CEO of Krystal Biotech, Inc.

No further details will be discussed until a Final Settlement Agreement is completed.

About Krystal Biotech

Krystal Biotech, Inc. (NASDAQ:KRYS) is a pivotal-stage gene therapy company leveraging its proprietary, redosable gene therapy platform and in-house manufacturing capabilities to potentially bring life-changing treatment options to patients with serious diseases, including rare diseases in skin, lung, and other areas. For more information, please visit http://www.krystalbio.com, and follow @KrystalBiotech on LinkedIn and Twitter.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Krystal Biotech, Inc., including but not limited to statements about the binding term sheet to resolve all claims in the trade secret litigation filed by PeriphaGen on May 20, 2020; and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as are set forth under the caption “Risk Factors” in Krystal’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Krystal’s views as of the date of this release. Krystal anticipates that subsequent events and developments will cause its views to change. However, while Krystal may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Krystal’s views as of any date subsequent to the date of this release.

CONTACTS:

Investor Contact

Whitney Ijem

Krystal Biotech

wijem@krystalbio.com

Media Contact

Tiffany Hamilton

Krystal Biotech

thamilton@krystalbio.com

Source: Krystal Biotech, Inc.